Exhibit 3.1

CERTIFICATE OF EIGHTH AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AGENUS INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Agenus Inc. (the “Corporation”). The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 10, 1999 (the “Certificate of Incorporation”). The Certificate of Incorporation was amended and restated on June 7, 2002 (the “Restated Certificate”), which was further amended on June 15, 2007 by a Certificate of Amendment (the “First Amendment”), which was further amended on January 5, 2011 by a Certificate of Ownership and Merger (the “Name Change Amendment”), which was further amended on September 30, 2011 by a Certificate of Second Amendment (the “Second Amendment”), which was further amended on June 15, 2012 by a Certificate of Third Amendment (the “Third Amendment”), which was further amended on April 24, 2014 by a Certificate of Fourth Amendment (the “Fourth Amendment”), which was further amended on June 14, 2016 by a Certificate of Fifth Amendment (the “Fifth Amendment”), which was further amended on June 21, 2019 by a Certificate of Sixth Amendment (the “Sixth Amendment”), and which was further amended on August 5, 2022 by a Certificate of Seventh Amendment (the “Seventh Amendment”) (the Restated Certificate, as amended by the First Amendment, the Name Change Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment and the Seventh Amendment, the “Amended Certificate”). This Certificate of Eighth Amendment (the “Eighth Amendment”) amends certain provisions of the Amended Certificate, and has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

2. The Board of Directors of the Corporation has duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the following amendment to the Amended Certificate, and declaring the Eighth Amendment to be advisable.

3. This Eighth Amendment was duly adopted by the vote of the stockholders holding the requisite number of shares of outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Sections 216 and 242 of the General Corporation Law of the State of Delaware.

4. The Amended Certificate is hereby amended by adding the following provision to the end of Article Fourth:

As of 12:01 A.M. (Eastern Time) on April 12, 2024 (the “Second Effective Time”), each issued and outstanding share of the Corporation’s Common Stock (including each share of treasury stock, collectively, the “Pre-Second Split Stock”) shall automatically and without any action on the part of the holder thereof be reclassified as and reduced to one twentieth of a share of Common Stock (such reduction of shares designated as the “Second Reverse Stock Split”). The par value of the Corporation’s Common Stock following the Second Reverse Stock Split shall remain $0.01 per share. Each holder of a certificate or certificates of Pre-Second Split Stock shall be entitled to receive, upon surrender of such certificates to the Corporation’s transfer agent for cancellation, a new certificate or certificates for a number of shares equal to such holder’s Pre-Second Split Stock divided by twenty (20), with any fraction resulting from such division rounded down to the nearest whole number (in each case, such fraction, if any, being a “Second Fractional Share”). No Fractional Shares will be issued for Pre-Second Split Stock in connection with the Second Reverse Stock Split. Each holder of Pre-Second Split Stock at the Second Effective Time who would otherwise be entitled to a Fractional Share shall, in lieu thereof, receive a cash payment equal to x) the Second Fractional Share multiplied by y) the product of (i) the average of the high and low trading prices of the Common Stock as reported on The NASDAQ Capital Market or other principal market of the Common Stock, as applicable, during each of the ten (10) trading days immediately preceding the date of the Second Effective Time and (ii) twenty (20).”

5. This Eighth Amendment shall be effective as of April 12, 2024 in accordance with the provisions of Section 103(d) of the General Corporation Law of the State of Delaware.

6. Except as set forth in this Eighth Amendment, the Restated Certificate remains in full force and effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has duly executed this Eighth Amendment in the name of and on behalf of the Corporation on this 4th day of April, 2024.

AGENUS INC.

By:	/s/ Garo H. Armen
Name:	Garo H. Armen
Title:	Chief Executive Officer